Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
SkyBridge G II Fund, LLC:

Under date of May 29, 2018, May 25, 2017 and May 27, 2016 we reported on the statements of assets and liabilities of SkyBridge G II Fund, LLC (the "Company"), including the schedules of investments, as of March 31, 2018, March 31, 2017 and March 31, 2016, respectively, and the related statements of operations, cash flows, changes in shareholders' capital, and financial highlights for each of the years in the three-year period ended March 31, 2018, which are incorporated in the registration statement by reference. In connection with our audits of the aforementioned financial statements, we also audited the additional information regarding the Company's credit facility for each of the fiscal years ending March 31, 2018, March 31, 2017 and March 31, 2016, included under the caption "Senior Securities" (the "Supplemental Information") within the registration statement. The Supplemental Information is the responsibility of the Company's management. Our responsibility is to express an opinion on the Supplemental Information based on our audits.

In our opinion, the Supplemental Information, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

New York, New York
July 20, 2018